Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122126) pertaining to the 1997 Director Stock Option Plan and the 2003 Stock Incentive Plan of Jameson Inns, Inc. of our report dated March 4, 2005, except for Note 13, as to which the date is March 25, 2005, with respect to the consolidated financial statements and schedules of Jameson Inns, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

Atlanta, Georgia

March 25, 2005